Exhibit 99.1
News Release

Novelis Announces Executive Leadership Appointments

ATLANTA, July 21, 2016 – Novelis, the world leader in aluminum rolling and recycling, today announced a number of senior executive moves to further meet the needs of its customers and to continue to deliver high-quality, innovative products to the marketplace. Emilio Braghi has been named Senior Vice President, Novelis Inc. and President, Novelis Europe; Tom Boney has been named Vice President, Operations, North America; and, Ganesh Panneer has been named Vice President and General Manager, Automotive, North America.

“These three individuals have proven track records of both commercial and operational success and possess the unique global experiences and passion to lead our company forward,” said Steve Fisher, Novelis President and Chief Executive Officer. “Each of them has worked across multiple geographies and business segments, and exemplify our commitment to developing our talent to the highest levels.”

Novelis Europe

Emilio Braghi has been named Senior Vice President, Novelis Inc. and President, Novelis Europe, effective September 1, 2016.

Braghi joined Novelis in 1999 as Sales Manager, Europe, and has held various roles of increasing responsibility during his tenure with the company. Most recently, Emilio served as Vice President, Operations, Novelis North America, where he oversaw the region’s eight manufacturing facilities, which recycle and roll aluminum for the automotive, beverage can and specialties markets.

Braghi moved into his first leadership role with Novelis in 2006, when he was named head of the company’s business in Italy. He later held multiple general management leadership positions with Novelis’ Litho and Painted Products value streams in Europe, directing both commercial and operational activities. Emilio joined the Asia leadership team in March 2012 as Vice President of Operations. And in May 2014, his responsibilities were expanded to include all commercial activities in the region. He joined the North America leadership team in May 2015.

Braghi will be based in Zurich and will report directly to Fisher.

Braghi succeeds Erwin Mayr, who is leaving Novelis after 14 years of service to pursue a new opportunity. During his tenure, Mayr held a number of senior management appointments in

Europe and the U.S. Prior to his most recent position, he led the development of the company’s global strategy, which included major capital investments to grow Novelis’ presence in recycling and automotive.

Novelis North America

Tom Boney has been named Vice President, Operations, North America, effective September 1, 2016. In this role, Tom will have leadership responsibility for manufacturing operations across the region, with a focus on safety, quality, cost and delivery performance.

Tom joined Novelis in 2006 as Plant Manager, Oswego, and in 2007, was named President, Novelis Europe Rolling and Recycling. In 2009, he was appointed to the position of Vice President, Manufacturing Excellence, where he had global responsibility for leading the company's operational excellence initiatives in EHS and Continuous Improvement. He has also served as Vice President and General Manager of the North American Can business and as Managing Director of ALCOM in Malaysia. In 2013, he was appointed to his current position as Vice President and General Manager of Automotive for North America, where he successfully led the supply of Novelis aluminum as a lightweight material of choice to major automotive customers.

Boney will remain based in Atlanta and will continue to report to Marco Palmieri, Senior Vice President, Novelis Inc. and President, Novelis North America.

Boney succeeds Emilio Braghi, who has been named Senior Vice President, Novelis Inc. and President, Novelis Europe.

Ganesh Panneer has been named Vice President and General Manager, Automotive, North America, effective September 1, 2016.

In this role, Ganesh will lead all aspects of Novelis’ North American Automotive business, including sales/commercial activities, program development and launch, supply chain and logistics, demand forecasting, service and order fulfillment.

Ganesh joined Novelis in 2011 as Director, Corporate Strategy, in Atlanta. Ganesh’s next role was in the North America Automotive value stream as Director, Sales. In 2013, he moved to Europe as Vice President and General Manager, Specialty, for the region. Ganesh returned to North America in 2015 in his current role as Vice President and General Manager, Light Gauge and Specialties.

Prior to Novelis, Ganesh spent four years with Booz & Company (formerly Booz Allen Hamilton), where he led strategic consulting projects for Fortune 500 companies in the automotive, aerospace, industrials and consumer goods sectors. Before that, Ganesh worked for DaimlerChrysler in various roles in engineering and program management. His last assignment was Product Manager for the Jeep Wrangler.

Panneer will remain based in Atlanta and will continue to report to Marco Palmieri, Senior Vice President, Novelis Inc. and President, Novelis North America.

Panneer succeeds Tom Boney, who has been named Vice President, Operations, North America.

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world's largest recycler of aluminum. The company operates in 11 countries, has approximately 12,000 employees and reported $10 billion in revenue for its 2016 fiscal year. Novelis supplies premium aluminum sheet and foil products to transportation, packaging, construction, industrial and consumer electronics markets throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper and metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com and follow us on Facebook at facebook.com/NovelisInc and Twitter at twitter.com/Novelis.

Media Contacts:
Katherine Huded, Corporate Communications
+1 770 299 7650
katherine.huded@novelis.adityabirla.com

Dr. Sabine Schauer, Europe Communications
+41 44 3862370
Sabine.Schauer@novelis.adityabirla.com

Investor Contact Novelis: Megan Cochard +1 404 760 4170 megan.cochard@novelis.adityabirla. com